Exhibit 99.1

WorldHeart Reports Third Quarter 2007 Financial Results

- Levacor™ Rotary VAD Advancing Towards U.S. Trials -

Oakland, CA. –November 14, 2007: (NASDAQ: WHRT, TSX: WHT) - World Heart Corporation (WorldHeart), a developer of mechanical circulatory support systems, today reported its third quarter 2007 financial results.

Revenue for the third quarter ended September 30, 2007 was $531,000, compared with revenues of $1,387,000 reported in the third quarter ended September 30, 2006. For the nine month periods ended September 30, 2007 and September 30, 2006, revenues were $2,228,000 and $7,660,000, respectively. The decrease in revenue resulted from the Company’s decision, in the fourth quarter of 2006, to discontinue the RELIANT Trials and reduce commercial activities associated with its first-generation Novacor® LVAS and to focus its efforts on the next-generation Levacor VAD, for which commercial sales have not yet commenced.

The net loss for the 2007 third quarter was $3,018,000, or $0.26 per share, compared with a net loss of $7,619,000, or $1.37 per share, in the prior year’s third quarter. For the nine month period ended September 30, 2007, the net loss was $10,925,000, or $0.95 per share, compared with a net loss of $14,949,000, or $2.69 per share, in the first nine months of 2006. The decrease in the net loss for the quarter, compared with the 2006 quarter, resulted from a non-recurring inventory write-down of $3,600,000 in the third quarter of 2006 related to the legacy Novacor® LVAS product, coupled with reduced operating expenses and an increase in other income from the Levacor Rotary VAD clinical product in the 2007 quarter. The decrease in the net loss per share for the third quarter and nine month periods of 2007 compared to 2006 resulted from net loss decreasing and an increase in common shares outstanding resulting from the private placement of common shares during the fourth quarter of 2006. The weighted average shares outstanding used to calculate the loss per share in both years were adjusted retroactively for the Company’s one-for-ten reverse share split in the second quarter of 2007.

 “Following initial clinical success in Europe last year with our Levacor VAD, we are focused on activities leading to the start of a U.S. feasibility trial with the Levacor,” said Jal S. Jassawalla, President and Chief Executive Officer of WorldHeart. “We believe we are making excellent progress in our development activities and have had discussions with the FDA about our pre-clinical qualification program and the clinical study design.”

Additional Financial Information

WorldHeart’s cash and cash equivalents were $2,414,000 at September 30, 2007, a decrease of $9,803,000 from December 31, 2006 and a decrease of $4,161,000 from June 30, 2007. Management plans to maintain reduced spending levels in the near term, while continuing to focus its resources on the Levacor VAD. The Company is also fully assessing various financing alternatives, including equity or debt transactions as well as corporate collaborations to strengthen its balance sheet.

Selling, general and administrative expenses for the three months ended September 30, 2007 decreased by $508,000, or 26%, compared with the same period in 2006. For the nine month period ended September 30, 2007, selling, general and administrative expenses were 33% lower than the comparable 2006 period. The decrease was due primarily to reduced selling expenses for the Novacor LVAS product in the United States and Europe.

Research and development expenses for the three months ended September 30, 2007 decreased by $266,000, compared with the three months ended September 30, 2006. For the nine month period of 2007, research and development expenses were $923,000 less than in the first nine months of 2006. Higher clinical expenses were incurred in the first quarter of 2006 associated with the Levacor clinical implants in Europe. In addition, the Company conducted development work on both the Novacor and Levacor products in the first half of 2006. Novacor development work was subsequently discontinued in the fourth quarter of 2006, with research focused on the Levacor VAD in the first half of 2007.

Recent Events and Highlights

Efforts are currently directed towards completion of pre-clinical qualification activities in advance of the planned Levacor VAD clinical trial. Refinements to external system components, intended to enhance system ergonomics and improve the quality of life of VAD recipients, have been implemented and are undergoing final testing. Enhancements to manufacturing capabilities in WorldHeart’s Salt Lake City facility have been completed. Specific recent activities include:

•                  In September 2007, WorldHeart announced a successful chronic animal implant of a miniaturized, pediatric, ventricular assist device, developed by a consortium including WorldHeart and the University of Pittsburgh, and funded by the National Institutes of Health. The PediaFlow VAD design is also the platform for a future minimally invasive adult VAD, intended to meet a large clinical need for earlier-stage heart failure patients.

•                  In September 2007, a pre-IDE submission detailing the protocol for the US Levacor clinical study was sent to the FDA. The protocol was discussed at a subsequent, productive meeting with the agency. Key discussion points included trial expansion timelines and the patient discharge program.

•                  In October 2007, WorldHeart received a Notice of Allowance from the US Patent and Trademark Office, indicating that the pending patent for the Levacor’s unique low profile inlet port will issue soon. This key feature of the Levacor pump yields an optimized anatomic configuration.

•                  In the past three months, WorldHeart participated, through presentations and exhibits, in numerous recent scientific conferences:  the Gordon Research Conference on Assisted Circulation; the Heart Failure Society of America annual scientific meeting; the Cleveland Clinic Heart Failure Summit; the International Society of Rotary Blood Pumps; and the Joint Congress of the Japanese Society of Artificial Organs and the International Federation of Artificial Organs in Osaka.

About the Levacor VAD

The Levacor VAD is a next-generation rotary VAD. It is the only bearingless, fully magnetically levitated implantable centrifugal rotary pump in clinical trials. An advanced, continuous-flow pump, the Levacor uses magnetic levitation to fully suspend the spinning rotor, its only moving part, inside a compact housing. The proprietary levitation technology employs a unique arrangement of magnetics expected to provide optimal system simplicity and reliability. In contrast to pumps with blood-immersed mechanical or hydrodynamic bearings, full magnetic levitation eliminates wear within the pump as well as dependence on blood properties for rotor suspension, and is expected to provide improved blood compatibility by allowing greater clearances around the rotor and more idealized flow patterns across a wider range of operation. The Levacor VAD has been designed with a high safety profile and robust range of operation to address the needs of current and future heart-failure patients.

Teleconference

Interested parties may join the teleconference at 8:30 a.m. PST, November 15, 2007, by dialing 866-770-7125 (for North America callers) or 617-213-8066 (for callers outside of North America) and indicating passcode 84868988 at least 10 minutes prior to the start time. A telephonic replay of the call will be available for one week beginning approximately one hour after the call’s conclusion at 888-286-8010 or 617-801-6888, accessed with passcode 51029340.

About WorldHeart

WorldHeart is a developer of mechanical circulatory support systems with broad-based next-generation technologies. The Company is headquartered in Oakland, California, USA with additional facilities in Salt Lake City, Utah and Herkenbosch, Netherlands. WorldHeart’s registered office is Ottawa, Ontario, Canada.

Any forward-looking statements in this release are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995 and include statements regarding the Company’s expectations with respect to the Company’s future development plans for its next-generation Levacor VAD and PediaFlow VAD, including the timing and scope of clinical trials, the potential scope of use and clinical benefits of these devices, as well as other statements that can be identified by the use of forward-looking language, such as “believes,” “feels,” “expects,” “may,” “will,” “should,” “seeks,” “plans,”

“anticipates,” or “intends” or the negative of those terms, or by discussions of strategy or intentions. Investors are cautioned that all forward-looking statements involve risk and uncertainties, which could cause actual results to differ materially from those expressed or implied by the forward-looking statements, including without limitation: the immediate need for additional financing; delays in development, preclinical qualification, regulatory approvals and clinical trials, particularly the Levacor VAD; Destination Therapy adoption rate for VADs; and other risks detailed in the Company’s filings with the United States Securities and Exchange Commission, including its Annual Report on Form 10-KSB for the year ended December 31, 2006, as amended.

WORLD HEART CORPORATION

Condensed Consolidated Balance Sheets

(United States Dollars - in thousands)

	September 30, 2007	December 31, 2006
	(Unaudited)
ASSETS
Current assets
Cash and cash equivalents	$2,414	$12,217
Trade and other receivables	463	2,298
Prepaid expenses	847	704
Inventory	1,866	3,088
Other current assets	568	750
Total current assets	6,158	19,057

Long-term assets
Property and equipment	582	950
Other long-term assets	347	491

Total assets	$7,087	$20,498

LIABILITIES AND SHAREHOLDERS’ EQUITY

Current liabilities
Accounts payable and accrued liabilities	1,765	3,526
Deferred revenue and clinical fees	30	470
Other liabilities	1,157	1,796
Total current liabilities	$2,952	$5,792

Total shareholders’ equity	4,135	14,706

Total liabilities and shareholders’ equity	$7,087	$20,498

WORLD HEART CORPORATION

Condensed Consolidated Statements of Operations

(United States Dollars and shares in thousands except per share amounts)

	Three Months Ended September 30,		Nine Months Ended September 30,
(Unaudited)	2007	2006	2007	2006
Revenue	$531	$1,387	$2,228	$7,660
Cost of goods sold	(381)	(4,524)	(2,274)	(7,847)

Gross profit	150	(3,137)	(46)	(187)

Operating expenses
Selling, general and administrative	1,456	1,964	4,459	6,695
Research and development	2,164	2,430	7,169	8,092
Amortization of intangibles	48	48	144	144

Total operating expenses	3,668	4,442	11,772	14,931

Operating loss	(3,518)	(7,579)	(11,818)	(15,118)

Other income (expense)	500	(40)	893	169

Net loss applicable to common shareholders	$(3,018)	$(7,619)	$(10,925)	$(14,949)

Weighted average number of common shares outstanding basic and diluted	11,507	5,548	11,507	5,548

Basic and diluted loss per common share	$(0.26)	$(1.37)	$(0.95)	$(2.69)